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Exhibit 99.2

ITEM 7 INFORMATION

        TD Waterhouse Capital Markets, Inc. is a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 and a wholly-owned indirect subsidiary of The Toronto-Dominion Bank.

Page 9 of  9 Pages

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ITEM 7 INFORMATION